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INTERNATIONAL MENU APPOINTS NEW CEO AND PRESIDENT

December 20, 2000 12:00 p.m. Eastern Time

TORONTO December 20 /PRNEWSWIRE/ - International Menu Solutions Corporation ("MENU") announced that, along with its subsidiary International Menu Solutions Inc., it has appointed Ralph MacDonald as the President and CEO effective December 19, 2000.

Mr. MacDonald succeeds Michael Steele as the Company enters a phase of consolidation and integration efforts. Mr. Steele, the founder and a significant shareholder of MENU, will continue as a Director of MENU.

Mr. MacDonald has recently served as an advisor to Mr. Steele and to the Board of Directors. Mr. MacDonald brings 20 years of leadership and operating experience to MENU. As founder, Mr. Steele indicated that he is pleased to have Mr. MacDonald lead the Company through this phase of consolidation before the planned refocusing of the Company's efforts on its growth strategy.

As part of the consolidation, MENU is seeking to eliminate certain redundant and unprofitable assets, and to lower cost structures. The Company expects to recognize certain one time costs associated with its consolidation efforts and with SEC registration requirements.

MENU anticipates reporting a significant loss for Fiscal Year 2000 and resultant non-compliance with certain financial ratio covenants in its credit agreements. Through consolidation efforts, the Company will seek to improve the performance of its operations.

MENU operates in the rapidly growing sector of the food industry known as Home Meal Replacement (HMR) with its prepared fresh and frozen food and appetizers. Since July 1998, MENU has grown through several acquisitions and sales of its product lines with several leading food retail chains. The Company's clients include several leading food retailers in Canada and the U.S. Total gross sales of its prepared food product lines through food retail chains and other channels of distribution are expected to be in excess of $80 million
(CDN) for 2000.

Certain statements contained in this press release do not relate strictly to historical or current facts are "forward-looking" statements as defined in U.S. federal law. Forward-looking statements us such words as "plans", "expects", "will", "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project", "believes", "anticipates", "intends", "expects", "may", "should", "continue", "seek", "could", and other similar expressions. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The important factors that could cause actual results to differ materially from those in the forward-looking statements herein (the "Cautionary Statements") include, without limitation, the ability of the Company to successfully implement its strategies and business plans, risks associated with acquisitions and the integration thereof,

For further information contact Investor Relations at 416-366-MENU, ext. 231, or email, invest@menusolutions.net.
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competitive factors and pricing pressures; relationships with manufacturers, banks, and distributors; legal and regulatory requirements; general economic conditions; as well as the other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.